Contact:	Trista Hertz
Assistant Vice President,
Director of Investor Relations
Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523

Phone:	888-331-4732/630-218-7364
FAX:	630-218-7357
Email:	hertz@inlandrealestate.com

INLAND REAL ESTATE CORPORATION ANNOUNCES YEAR 2003 RESULTS

OAK BROOK(March 11, 2004) – Inland Real Estate Corporation, a non-listed public real estate investment trust (“REIT”), today announced that net income for the year ended December 31, 2003 was $42.3 million or $0.65 per share (basic and diluted), compared to net income of $39.3 million, or $0.61 per share (basic and diluted) for the prior comparable period.  Funds From Operations (“FFO”), a widely accepted measure of REIT performance, for the year ended December 31, 2003 was $1.16 per share (basic and diluted) as compared to $1.04 per share (basic and diluted) for the previous year, a per share increase of 11.5%, basic and diluted.  FFO available to common shareholders for the year ended December 31, 2003 was $75.3 million compared to FFO for the year ended December 31, 2002 of $66.4 million, an increase of 14%.  The increase is primarily attributable to the acquisition of additional properties in 2002 and 2003.

Robert D. Parks, Inland Real Estate Corporation’s Chairman and Chief Executive Officer, stated, “We have focused the Company’s business plan on an acquisition program to grow the company’s income and FFO and are very pleased to announce strong growth in 2003.”

The Company considers FFO to be a widely accepted and appropriate measure of performance for REITs that also provides a relevant basis for comparison among other REITs. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT   holds an interest. The calculation of FFO may vary from entity to entity. Our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs. FFO does not represent cash flows form operations as defined by GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions, and should not be considered as an alternative to net income, as determined in accordance to GAAP, for purpose of evaluation our operating performance.   The chart below reflects our FFO for the periods presented, reconciled to net income for these periods:

	December 31,	December 31,
	2003	2002

Net income	$41,866,252	39,276,344
Gain on sale of investment properties	(1,314,634)	(1,545,832)
Equity in depreciation of unconsolidated ventures	172,234	89,981
Amortization on in-place leases	661,502	79,924
Amortization on leasing commissions	524,876	471,449
Depreciation, net of minority interest	33,567,817	28,037,246

Funds From Operations	75,478,047	66,409,112

Net Income per share, basic and diluted	$.64	.61

Funds From Operations per common share, basic and diluted	$1.16	1.04

Weighted average common shares outstanding, basic	65,063,679	63,978,625

Weighted average common shares outstanding, diluted	65,068,043	63,984,079

Listing:
The board of directors of Inland Real Estate Corporation has authorized the company to seek a listing of the company’s shares of common stock on the New York Stock Exchange.

Acquisitions:
In 2003, the Company acquired six retail centers comprising approximately 690,000 square feet for a total of approximately $78 million. These centers include the 60,208 square foot Cub Foods in Hutchinson, Minnesota; the 129,162 square foot Mankato Heights Plaza in Mankato, Minnesota; the 83,792 square foot Caton Crossing Shopping Center in Joliet, Illinois; the 211,568 square foot Village Ten Center in Coon Rapids, Minnesota; the 68,222 square foot Rochester Marketplace in Rochester, Minnesota; and the 136,422 square foot University Crossing Shopping Center in Mishawaka, Indiana.

In February 2004, the Company acquired the 97,535 square foot Hastings Marketplace Shopping Center in Hastings, Minnesota for $13.2 million.

Dispositions:
In 2003, the Company sold three retail centers comprising approximately 132,000 square feet for a total of $12 million.  These centers include the 33,252 square foot Summit of Park Ridge in Park Ridge, Illinois; the 42,283 square foot Eagle Foods in Roselle, Illinois; and the 56,142 square foot Eagle Ridge Shopping Center in Lindenhurst, Illinois.

In January 2004, the Company sold a 12,499 square foot former Zany Brainy located in Wheaton, Illinois for approximately $3.2 million.

Proceeds from these dispositions were used to acquire new properties via tax-deferred exchanges.

Leasing:
The Company’s 2003 leasing activity was strong.  The Company executed 120 new leases in 2003, aggregating approximately 456,000 square feet.  As of December 31, 2003, the Company’s portfolio was 94.95% leased as compared to 93.74% leased as of December 31, 2002.

Summary:
Inland Real Estate Corporation is a non-listed public REIT that owns 138 neighborhood, community and single tenant retail centers located in the Midwestern United States.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should,” and “could.”  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including, without limitation, limitations on the area in which we may acquire properties; risks associated with borrowings secured by our properties; competition for tenants and customers; federal, state or local regulations; adverse changes in general economic or local conditions; competition for property acquisitions with third parties that have greater financial resources than we do; inability of lessees to meet financial obligations; uninsured losses; and risks of failing to qualify as a real estate investment trust (“REIT”).

INLAND REAL ESTATE CORPORATION
Financial Highlights

	2003	2002
Income:
Rental income (a)	$127,313,504	108,373,176
Additional rental income (a)	45,381,431	40,412,635
Lease termination income	369,819	657,648
Interest income	382,228	1,326,998
Dividend income	1,067,282	1,258,965
Other income	797,928	507,281

	175,312,192	152,536,703
Expenses:
Professional services	453,889	452,365
General and administrative expenses (b)	5,206,385	4,382,086
Bad debt expense	1,756,632	1,999,736
Property operating expenses (c)	52,686,360	44,674,701
Interest expense (d)	40,002,933	35,150,408
Depreciation	33,944,726	27,971,966
Amortization	1,312,870	602,085
Acquisition cost expenses	28,551	38,355

	135,392,346	115,271,702

Income from operations	39,919,846	37,265,001
Minority interest	(448,553)	(931,863)
Income (loss) from operations of unconsolidated ventures	(6,720)	97,938

Income before discontinued operations	39,464,573	37,265,001
Income from discontinued operations (including gain on sale of investment properties of $1,314,634, $1,545,832 and $467,337 for the years ended December 31, 2003, 2002 and 2001, respectively	2,401,679	2,845,268

Net income	41,866,252	39,276,344

Other comprehensive income:
Unrealized gain (loss) on investment securities, net of amounts realized of $333,833, $101,957 and $51,122, respectively	350,583	(100,244)

Comprehensive income	$42,216,835	39,176,100

Income before discounted operations per common share, basic and diluted	$.61	.57

Income from discontinued operations per common share, basic and diluted	$.03	.04

Net income per common share, basic and diluted	$.64	.61

Weighted average common shares outstanding, basic	65,063,679	63,978,625

Weighted average common shares outstanding, diluted	65,068,043	63,984,079

INLAND REAL ESTATE CORPORATION
Financial Highlights

(a)           Total rental and additional rental income for the year ended December 31, 2003 was $172,694,935, as compared to $148,785,811 for the year ended December 31, 2002.  The primary reason for this increase was an increase of approximately $24,800,000 in rental and additional rental income received on the properties purchased during 2002 and 2003.  Essentially all of our rental income is derived from fixed rental income charged to each tenant.  Less than one-percent of our total rental and additional rental was derived from the collection of percentage rent.

(b)           General and administrative expenses have increased for 2003 as compared to 2002.  Most of the increase is due to the fact that our portfolio of properties has increased.  For example, we have increased our staff to accommodate the growth related to our acquisitions during 2002 and 2003.  The direct costs incurred with additional employees include an increase in salaries, health insurance and other payroll related expenses totaling approximately $370,000 in 2003 and approximately $300,000 in 2002.  We have also expanded our office space to incorporate the increase in our employees and as a result, office rents and supplies have increased by approximately $130,000 in 2003.  Included in the increase of expenses in 2003 is approximately $110,000 of costs incurred to implement a telephonic proxy voting system.  We anticipate that our general and administrative expenses will increase in the coming years due to costs associated with complying with new or expanded regulatory requirements, as well as the rising cost of insurance.  Additional staffing may also be required to manage future growth, primarily in the area of property management.  However, we anticipate that we will increase our staff at a slower rate in comparison to our portfolio growth.

Total property operating expenses for the year ended December 31, 2003 increased approximately $8,000,000, as compared to the year ended December 31, 2002.  The primary reason for this increase was an increase of approximately $7,000,000 in property operating expenses incurred on the properties purchased during 2002 and 2003.  This increase is also due to an increase of approximately $1,000,000 in property operating expenses incurred on existing investment properties.  The primary reasons for the increase in property operating expenses on the existing properties was increases in insurance expense and property related legal fees.  Insurance expense increased approximately $400,000 for the year ended December 31, 2003, as compared to the year ended December 31, 2002.  Property related legal fees increased approximately $80,000 due to legal fees required as a result of the bankruptcy of certain national tenants, most notably, K-Mart, Rainbow Foods and Zany Brainy and their subsequent rejection of certain leases at several sites.  Additionally, real estate tax expense increased approximately $600,000 for the year ended December 31, 2003 as compared to the year ended December 31, 2002 due to an increase in taxes assessed by the various taxing authorities where our investment properties are located.  Partially offsetting the increase in property operating expenses is a decrease in certain common area maintenance expenses of approximately $150,000 for the year ended December 31, 2003 as compared to the year ended December 31, 2002.

(d)   Interest expense increased approximately $4,900,000 for the year ended December 31, 2003, as compared to the year ended December 31, 2002.  Interest expense for the ended December 31, 2003 includes approximately $4,400,000 of interest expense on amounts drawn on the line of credit with KeyBank N.A. and the fees paid on the unused portion of this line, as compared to approximately $1,100,000 for the year ended December 31, 2002.  The increase of approximately $2,500,000 in mortgage interest is due to an increase in the mortgages payable from approximately $582,300,000 at December 31, 2002 to approximately $615,500,000, net of discontinued operations at December 31, 2003, due to new acquisition.

INLAND REAL ESTATE CORPORATION
Financial Highlights

Selected Balance Sheet Data:	2003	2002

Investment properties:
Land	$346,088,070	335,485,705
Building and improvements	920,542,755	875,898,829

	1,266,630,825	1,211,384,534
Less:
Accumulated depreciation	147,341,377	117,939,233

Net investment properties	1,119,289,448	1,093,445,301

Cash and cash equivalents	58,388,077	21,433,995
Investment in securities (net of an unrealized gain of $1,501,765 and $1,151,182 at December 31, 2003 and 2002, respectively)	12,040,689	12,578,575
Investment in marketable securities	-	63,073
Assets held for sale (net of accumulated depreciation of $2,835,477)	14,443,761	-
Restricted cash	13,329,091	10,398,430
Accounts and rents receivable (net of provision for doubtful accounts of $2,966,275 and $2,678,945 at December 31, 2003 and 2002, respectively)	30,020,794	30,795,862
Investment in and advances to joint venture	8,392,406	6,716,013
Deposits and other assets	1,941,614	656,756
Acquired above market leases intangibles (net of accumulated amortization of $933,811 and $181,744 at December 31, 2003 and 2002, respectively)	5,772,521	5,726,993
Acquired in place lease intangibles (net of accumulated amortization of $740,796 and $79,294 at December 31, 2003 and 2002, respectively)	10,414,375	1,958,320
Leasing fees (net of accumulated amortization of $1,368,464 and $755,241 at December 31, 2003 and 2002, respectively)	1,990,576	1,519,353
Loan fees (net of accumulated amortization of $5,096,350 and $3,360,671 at December 31, 2003 and 2002, respectively)	4,632,258	4,738,340

Total assets	$1,280,655,610	1,190,031,011

INLAND REAL ESTATE CORPORATION
Financial Highlights

Selected Balance Sheet Data (Continued)	2003	2002

Liabilities:
Accounts payable and accrued expenses	$1,994,427	1,801,279
Acquired below market leases intangibles (net of accumulated amortization of $1,459,136 and $247,611 at December 31, 2003 and 2002, respectively)	8,154,827	6,771,727
Accrued interest	1,809,480	1,856,638
Accrued real estate taxes	25,492,747	24,405,734
Distributions payable	5,406,012	5,310,303
Security and other deposits	2,485,207	2,991,480
Mortgages payable	615,511,713	582,282,367
Line of credit	135,000,000	80,000,000
Prepaid rents and unearned income	3,151,431	2,356,484
Liabilities associated with assets held for sale	7,741,868	-
Other liabilities	2,440,372	3,048,898

Total liabilities	809,188,084	710,824,910

Minority interest	20,973,496	22,456,919

Redeemable common stock relating to Put Agreement (3,932,584 Shares)	35,000,000	-

Stockholders' Equity:
Preferred stock, $.01 par value, 6,000,000 Shares authorized; none issued and outstanding at December 31, 2003 and 2002	-	-
Common stock, $.01 par value, 100,000,000 Shares authorized; 61,660,061 and 64,460,139 Shares issued and outstanding at December 31, 2003 and 2002, respectively	616,600	644,601
Additional paid-in-capital (net of offering costs of $58,816,092 and redeemable common stock relating to Put Agreement of $35,000,000)	592,169,119	614,459,497
Deferred stock compensation	(48,000)	(60,000)
Accumulated distributions in excess of net income	(178,745,454)	(159,446,098)
Accumulated other comprehensive income	1,501,765	1,151,182

Total stockholders' equity	415,494,030	456,749,182

Commitments and contingencies

Total liabilities and stockholders' equity	$1,280,655,610	1,190,031,011